Exhibit 3.1

RW HOLDINGS NNN REIT, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST:  RW Holdings NNN REIT, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND:  The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE 1
NAME

1.1 Name. The name of the corporation (the “Corporation”) is RW Holdings NNN REIT, Inc.

ARTICLE 2
PURPOSES

2.1 Purposes. The purposes for which the Corporation is formed are to engage in any lawful act or activity, including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or as any successor statute (the “Code”), for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. As used herein, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE 3
DEFINITIONS

3.1 Definitions. The following words and terms, when used in the Charter, shall have the following meanings, unless the context clearly indicates otherwise:

3.1.1 Acquisition Expenses. Expenses including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on Property not acquired, accounting fees and expenses, title insurance, and miscellaneous expenses related to selection and acquisition of Properties, whether or not acquired.

3.1.2 Acquisition Fee. The total of all fees and commissions paid by any party in connection with making or investing in mortgage loans or the purchase, development or construction of Property by this Corporation. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, Development Fee, Construction Fee, nonrecurring management fee, loan fees or points or any fee of a similar nature, however designated. Excluded shall be Development Fees, Construction Fees and loan brokerage fees paid to Persons not affiliated with the Sponsor in connection with the actual development and construction of a project.

3.1.3 Advisor. The Person responsible for directing or performing the day-to-day business affairs of this Corporation, including a Person to which an Advisor subcontracts substantially all such functions. At the outset of this Corporation, the Advisor will be Rich Uncles NNN REIT Operator, LLC.

3.1.4 Affiliate. An Affiliate of another Person includes any of the following:

(a) any Person directly or indirectly owning, controlling, or holding, with power to vote, 10% or more of the outstanding voting securities of such other Person;

(b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person;

(c) any Person directly or indirectly controlling, controlled by, or under common control with such other Person;

(d) any executive officer, director, trustee, or general partner of such other Person; or

(e) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner.

3.1.5 Aggregate Share Ownership Limit.  9.8% in value of the aggregate of the outstanding Shares, or such other percentage determined by the Board of Directors in accordance with Section 7.7.8.

3.1.6 Asset.  Any Property, mortgage or other investment owned by the Corporation, directly or indirectly through one or more of its Affiliates, and any other investment made by the Corporation, directly or indirectly through one or more of its Affiliates.

3.1.7 Average Invested Assets. For any period, the average of the aggregate book value of the Assets invested, directly or indirectly, in equity interests in, and loans secured by, real estate, before reserves for depreciation or bad debts or other similar non-cash reserves computed by taking the average of such values at the end of each month during such period.

3.1.8  Beneficial Ownership.  Ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

3.1.9 Board of Directors. The Board of Directors of the Corporation.

3.1.10  Business Day.  Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

3.1.11 Bylaws. The Bylaws of the Corporation, as the same are in effect from time to time.

3.1.12 Charitable Beneficiary.  One or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.7.10(f), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

3.1.13 Charitable Trust.  Any trust provided for in Section 7.7.10.

3.1.14 Charitable Trustee.  The Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as Trustee of the Charitable Trust.

3.1.15  Charter.  The charter of the Corporation.

3.1.16 Class C Common Shares.  Has the meaning as provided in Section 7.1.

3.1.17 Class S Common Shares.  Has the meaning as provided in Section 7.1.

3.1.18 Code.  Has the meaning as provided in Article 2.

3.1.19 Common Shares.  Has the meaning as provided in Section 7.1.

3.1.20 Common Share Ownership Limit.  9.8% (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares, or such other percentage determined by the Board of Directors in accordance with Section 7.7.8.

3.1.21 Competitive Real Estate Commission. Real estate or brokerage commission paid for the purchase or sale of a Property which is reasonable, customary, and competitive in light of the size, type, and location of such Property.

3.1.22 Construction Fee. A fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise, and coordinate projects or to provide major repairs or rehabilitation on this Corporation’s Property.

3.1.23 Constructive Ownership.  Ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

3.1.24 Contract Price. The amount actually paid or allocated to the purchase, development, construction, or improvement of a Property, or the amount actually paid or allocated in respect of the purchase of other Assets, in each case exclusive of Acquisition Fees and Acquisition Expenses.

3.1.25 Development Fee. A fee for the packaging of this Corporation’s Property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the specific Property, either initially or at a later date.

3.1.26 Director(s). The member(s) of the Board of Directors.

3.1.27 Distributions.  Any distributions (as such term is defined in Section 2-301 of the MGCL) by the Corporation to owners of Common Shares or Preferred Shares, including distributions that may constitute a return of capital for federal income tax purposes.

3.1.28  Excepted Holder.  A Shareholder for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 7.7.7.

3.1.29 Excepted Holder Limit.  Provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.7.7 and subject to adjustment pursuant to Section 7.7.7, the percentage limit established by the Board of Directors pursuant to Section 7.7.7.

3.1.30 Exchange Act.  The Securities Exchange Act of 1934, as amended.

3.1.31 Indemnitee.  Has the meaning as provided in Section 5.6.2(b).

3.1.32 Independent Director(s). The Director(s) of this Corporation who are not associated and have not been associated within the last two years, directly or indirectly, with the Sponsor or Advisor of this Corporation.

(a)          A Director shall be deemed to be associated with the Sponsor or Advisor if he or she:

(1)          owns an interest in the Sponsor, Advisor, or any of their Affiliates;

(2)          is employed by the Sponsor, Advisor, or any of their Affiliates;

(3)          is an officer or director of the Sponsor, Advisor, or any of their Affiliates;

(4)          performs services, other than as a Director, for the Corporation;

(5)          is a director for more than three REITs organized by the Sponsor or advised by the Advisor; or

(6)          has any material business or professional relationship with the Sponsor, Advisor, or any of their Affiliates.

(b)          For purposes of determining whether or not the business or professional relationship is material, the gross revenue derived by the prospective Independent Director from the Sponsor and Advisor and Affiliates shall be deemed material per se if it exceeds 5.0% of the prospective Independent Director’s:

(1)           annual gross revenue, derived from all sources, during either of the last two years; or

(2)           net worth, on a fair market value basis.

(c)          An indirect relationship shall include circumstances in which a Director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law, or brothers- or sisters-in-law is or has been associated with the Sponsor, Advisor, any of their Affiliates, or the Corporation.

3.1.33 Independent Expert. A Person with no material current or prior business or personal relationship with the Advisor or Directors who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Corporation. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers or the Society of Real Estate Appraisers shall be conclusive evidence of being engaged to a substantial extent in the business of rendering opinions regarding the value of Real Property.

3.1.34 Initial Investment.  That portion of the initial capitalization of the Corporation contributed by the Sponsor or its Affiliates pursuant to Section II.A of the NASAA REIT Guidelines.

3.1.35 Listing.  The listing of the Common Shares on a national securities exchange.  Upon such Listing, the Common Shares shall be deemed Listed.

3.1.36 Market Price.  On any date shall mean, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date.  The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Directors or, in the event that no trading price is available for such Shares, the fair market value of Shares, as determined by the Board of Directors.

3.1.37 MGCL. The Maryland General Corporation Law.

3.1.38 NASAA REIT Guidelines. The Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association on May 7, 2007.

3.1.39 Net Assets. The total Assets (other than intangibles) at cost before deducting depreciation, reserves for bad debts or other non-cash reserves less total liabilities, calculated at least quarterly on a basis consistently applied.

3.1.40 Net Income. For any period total revenues applicable to such period, less the expenses applicable to such period other than additions to reserves for depreciation or bad debts or other similar non-cash reserves.

3.1.41  Non-Compliant Tender Offer.  Has the meaning as provided in Section 10.4.

3.1.42 NYSE.  The New York Stock Exchange.

3.1.43 Organization and Offering Expenses. All expenses incurred by and to be paid from the Assets in connection with the formation of the Corporation and the qualification and registration of an offering of Shares, and the marketing and distribution of Shares, including, but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositaries, experts, expenses of qualification of the sale of the Shares under federal and state laws, including taxes and fees, accountants’ and attorneys’ fees.

3.1.44  Person.  An individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.

3.1.45 Preferred Shares.  Has the meaning as provided in Section 7.1.

3.1.46 Prohibited Owner.  Shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.7, would Beneficially Own or Constructively Own Shares in violation of Section 7.7.1(a), and, if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

3.1.47 Property or Properties.  As the context requires, any, or all, respectively, of the Real Property acquired by the Corporation, directly or indirectly through joint venture arrangements or other partnership or investment interests.

3.1.48 Real Property.  Land, rights in land (including leasehold interests) and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

3.1.49 Restriction Termination Date.  The first day on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Corporation to qualify as a REIT.

3.1.50 Roll-up. A transaction involving the acquisition, merger, conversion, or consolidation either directly or indirectly of this Corporation and the issuance of securities of a Roll-up Entity to the holders of Shares. Such term does not include:

(a) a transaction involving securities of this Corporation that have been for at least 12 months listed on a national securities exchange; or

(b) a transaction involving the conversion to trust or association form of only this Corporation if, as a consequence of the transaction there will be no significant adverse change in any of the following:

(1) Shareholders’ voting rights;

(2) the term of existence of the Corporation;

(3) Sponsor (as defined below) or Advisor compensation;

(4) the Corporation’s investment objectives.

3.1.51 Roll-up Entity. A partnership, real estate investment trust, corporation, trust, or other entity that would be created or would survive after the successful completion of a proposed Roll-up transaction.

3.1.52 Shareholders. The holders of the Shares.

3.1.53 Shares. Shares of stock of the Corporation of any class or series, including Common Shares or Preferred Shares.

3.1.54 Sponsor. Any Person directly or indirectly instrumental in organizing, wholly or in part, this Corporation or any Person who will control, manage or participate in the management of this Corporation, and any Affiliate of such Person. Not included is any Person whose only relationship with this Corporation is as that of an independent property manager of the Assets, and whose only compensation is as such. The term “Sponsor” does not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services. A Person may also be deemed a Sponsor of this Corporation by:

(a)          taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of this Corporation, either alone or in conjunction with one or more other Persons;

(b)          receiving a material participation in this Corporation in connection with the founding or organizing of the business of this Corporation, in consideration of services or property, or both services and property;

(c)          having a substantial number of relationships and contacts with this Corporation;

(d)          possessing significant rights to control the Assets;

(e)          receiving fees for providing services to this Corporation which are paid on a basis that is not customary in the industry; or

(f)          providing goods or services to this Corporation on a basis which was not negotiated at arms length with this Corporation.

3.1.55 Total Operating Expenses. Aggregate expenses of every character paid or incurred by this Corporation as determined under generally accepted accounting principles, including Advisors’ fees, but excluding:

(a)          the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses, and tax incurred in connection with the issuance, distribution, transfer and registration, if any, of the Shares;

(b)          interest payments;

(c)          taxes;

(d)          non-cash expenditures such as depreciation, amortization, and bad debt reserves;

(e)          Incentive Fees paid in compliance with the NASAA REIT Guidelines;

(f)          Acquisition Fees, Acquisition Expenses, real estate commissions on resale of Property and other expenses connected with the acquisition, disposition, and ownership of real estate interests, mortgage loans, or other Property, (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of Property).

3.1.56 Transfer.  Any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Shares or the right to vote or receive dividends on Shares, or any agreement to take any such actions or cause any such events, including (i) the granting or exercise of any option (or any disposition of any option), (ii) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (iii) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

3.1.57 Unimproved Real Property. The Real Property of this Corporation which has the following three characteristics:

(a)          an equity interest in Real Property which was not acquired for the purpose of producing rental or other operating income;

(b)          has no development or construction in process on such land; and

(c)          no development or construction on such land is planned in good faith to commence on such land within one year. As of the formation of this Corporation, it is not expected that this Corporation will own Unimproved Real Property.

ARTICLE 4
PRINCIPAL OFFICE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o 245 W Chase St., Baltimore MD 21201. The name of the resident agent of the Corporation in the State of Maryland is Corp2000, Inc. and its address is 245 W Chase St., Baltimore MD 21201. The resident agent is a Maryland corporation.

ARTICLE 5
PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS
OF THE CORPORATION AND OF THE SHAREHOLDERS AND DIRECTORS

5.1 Number and Experience of Directors.

5.1.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  The number of Directors of the Corporation is currently seven (7), which number may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws, but in no event shall there be fewer than three (3) or the minimum number required by the MGCL. A majority of the Directors at all times shall be individuals who are Independent Directors except for a period of up to 60 days after the death, removal or resignation of an Independent Director pending the election of such Independent Director’s successor. The names of the current Directors who shall serve until their successors are duly elected and qualify are:

Aaron S. Halfacre
Raymond E. Wirta
Adam Markman
Curtis B. McWilliams
Thomas H. Nolan, Jr.
Jeffrey Randolph
Joe F. Hanauer

5.1.2 Experience of Directors. A Director shall have had at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of Asset being acquired by this Corporation. At least one of the Independent Directors shall have three years of relevant real estate experience.

5.1.3 Term.  Except as may otherwise be provided in the terms of any Preferred Shares issued by the Corporation with respect to the termination after less than one year of the term of office of any Director elected by the holders of such Preferred Shares, each Director shall hold office for one year, until the next annual meeting of Shareholders and until his or her successor is duly elected and qualifies.  Directors may be elected to an unlimited number of successive terms.

5.1.4 Committees.  The Board of Directors may establish such committees as it deems appropriate, in its discretion, provided that the majority of the members of each committee are Independent Directors.

5.2 Vacancies of Independent Directors. Independent Directors shall nominate replacements for vacancies among the Independent Directors.

5.3  MGCL Election. The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-802(a)(2) of the MGCL, to become subject to the provisions of Section 3-804(c) of the MGCL, which provides that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock and subject to Section 5.2 above, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.

5.4  Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

5.5  Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 7.1.3 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

5.6  Liability Limitation and Indemnification.

5.6.1  Limitation of Shareholder Liability.  No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of his being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Assets or the affairs of the Corporation by reason of his being a Shareholder.

5.6.2  Limitation of Director and Officer Liability.

(a)          Subject to any limitations set forth under Maryland law or in paragraph (b), no Director or officer of the Corporation shall be liable to the Corporation or its Shareholders for money damages.  Neither the amendment nor repeal of this Section 5.6.2(a), nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 5.6.2(a), shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

(b)          Notwithstanding anything to the contrary contained in paragraph (a) above, the Corporation shall not provide that a Director, the Advisor or any Affiliate of the Advisor (the “Indemnitee”) be held harmless for any loss or liability suffered by the Corporation, unless all of the following conditions are met:

(i)          The Indemnitee has determined, in good faith that the course of conduct that caused the loss or liability was in the best interests of the Corporation.

(ii)         The Indemnitee was acting on behalf of or performing services for the Corporation.

(iii)        Such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is a Director (other than an Independent Director), the Advisor or an Affiliate of the Advisor or (B) gross negligence or willful misconduct, in the case that the Indemnitee is an Independent Director.

(iv)        Such agreement to hold harmless is recoverable only out of Net Assets and not from the Shareholders.

5.6.3          Indemnification.

(a)          Subject to any limitations set forth under Maryland law or in paragraph (b) or (c) below, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former Director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (iii) the Advisor or any of its Affiliates acting as an agent of the Corporation.  The rights to indemnification and advance of expenses provided to a Director or officer hereby shall vest immediately upon election of such Director or officer.  The Corporation may, with the approval of the Board of Directors, provide such indemnification and advance for expenses to a Person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation.  The Board may take such action as is necessary to carry out this Section 5.6.3(a).  No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the right of indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

(b)          Notwithstanding anything to the contrary contained in paragraph (a) above, the Corporation shall not provide for indemnification of an Indemnitee for any liability or loss suffered by such Indemnitee, unless all of the following conditions are met:

(i)          The Indemnitee has determined, in good faith that the course of conduct that caused the loss or liability was in the best interests of the Corporation.

(ii)         The Indemnitee was acting on behalf of or performing services for the Corporation.

(iii)        Such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is a Director (other than an Independent Director), the Advisor or an Affiliate of the Advisor or (B) gross negligence or willful misconduct, in the case that the Indemnitee is an Independent Director.

(iv)        Such indemnification or agreement to hold harmless is recoverable only out of Net Assets and not from the Shareholders.

(c)          Notwithstanding anything to the contrary contained in paragraph (a) above, the Corporation shall not provide indemnification to an Indemnitee for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:  (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the United States Securities and Exchange Commission and of the published position of any state securities regulatory authority in which Securities were offered or sold as to indemnification for violations of securities laws.

5.6.4  Payment of Expenses.  The Corporation may pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of final disposition of a proceeding only if all of the following are satisfied:  (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Corporation, (b) the Indemnitee provides the Corporation with written affirmation of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct necessary for indemnification by the Corporation as authorized by Section 5.6.3, (c) the legal proceeding was initiated by a third party who is not a Shareholder or, if by a Shareholder of the Corporation acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and (d) the Indemnitee provides the Corporation with a written agreement to repay the amount paid or reimbursed by the Corporation, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification.

5.6.5  Express Exculpatory Clauses in Instruments.  Neither the Shareholders nor the Directors, officers, employees or agents of the Corporation shall be liable under any written instrument creating an obligation of the Corporation by reason of their being Shareholders, Directors, officers, employees or agents of the Corporation, and all Persons shall look solely to the Net Assets for the payment of any claim under or for the performance of that instrument.  The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Corporation be liable to anyone as a result of such omission.

5.7  Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of Shares:  the amount of the Net Income for any period and the amount of Assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other Distributions on Shares; the amount of paid‑in surplus, Net Assets, other surplus, annual or other cash flow, funds from operations, net profit, Net Assets in excess of capital, undivided profits or excess of profits over losses on sales of Assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other Distributions, qualifications or terms or conditions of redemption of any shares of any class or series of Shares) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any Asset owned or held by the Corporation or any Shares; the number of Shares of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any Assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any Person; the application of any provision of the Charter in the case of any ambiguity, including, without limitation:  (i) any provision of the definitions of any of the following:  Affiliate, Independent Director and Sponsor, (ii) which amounts paid to the Advisor or its Affiliates are property-level expenses connected with the ownership of real estate interests, loans or other property, (iii) which expenses are excluded from the definition of Total Operating Expenses and (iv) whether expenses qualify as Organization and Offering Expenses; any conflict between the MGCL and the provisions set forth in the NASAA REIT Guidelines; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors; provided, however, that any determination by the Board of Directors as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no Director shall be liable for making or failing to make such a determination; and provided, further, that to the extent the Board determines that the MGCL conflicts with the provisions set forth in the NASAA REIT Guidelines, the NASAA REIT Guidelines control to the extent any provisions of the MGCL are not mandatory.

5.8 REIT Qualification. The Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Section 7.7 is no longer required for REIT qualification.

5.9 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of Directors.

5.10 Duties of Directors.

5.10.1 This Charter has been reviewed and ratified by a majority vote of the Directors and of the Independent Directors.

5.10.2 The Board of Directors shall establish written policies on investments and borrowing and shall monitor the administrative procedures, investment operations and performance of the Corporation and the Advisor to assure that such policies are carried out.

5.10.3 A majority of the Independent Directors must approve matters to which the following sections of the NASAA REIT Guidelines apply:  II.A., II.C., II.F., II.G., IV.A., IV.B., IV.C., IV.D., IV.E., IV.F., IV.G., V.E., V.H., V.J., VI.A., VI.B.4, and VI.G.

5.10.4 Advisory Contract.

(a)          It shall be the duty of the Directors to evaluate the performance of the Advisor before entering into or renewing an advisory contract. The criteria used in such evaluation shall be reflected in the minutes of such meeting.

(b)          Each contract for the services of an Advisor entered into by the Directors shall have a term of no more than one year, although there is no limit to the number of times that a particular Advisor may be retained.

(c)          Each advisory contract shall be terminable by a majority of the Independent Directors, or the Advisor on 60 days’ written notice without cause and without penalty. In the event of the termination of such contract, the Advisor will cooperate with the Corporation and take all reasonable steps requested to assist the Directors in making an orderly transition of the advisory function.

(d)          The Directors shall determine that the Advisor, including any successor Advisor, possesses sufficient qualifications to:

(1)          perform the advisory function for the Corporation; and

(2)          justify the compensation provided for in its contract with the Corporation.

(e)          The Advisor or its Affiliates have made an Initial Investment of $200,000 in the Corporation.  The Advisor or any such Affiliate may not sell the Initial Investment while the Advisor or its Affiliate remains a Sponsor but may transfer the Initial Investment to other Affiliates.

(f)          The Board of Directors is responsible for setting the general policies of the Corporation and for the general supervision of its business conducted by officers, agents, employees, advisors or independent contractors of the Corporation.  However, the Board is not required personally to conduct the business of the Corporation, and it may (but need not) appoint, employ or contract with any Person (including a Person Affiliated with any Director) as an Advisor and may grant or delegate such authority to the Advisor as the Board of Directors may, in its sole discretion, deem necessary or desirable.  The Board of Directors may exercise broad discretion in allowing the Advisor to administer and regulate the operations of the Corporation, to act as agent for the Corporation, to execute documents on behalf of the Corporation and to make executive decisions that conform to general policies and principles established by the Board of Directors.

5.11 Fiduciary Duty of Directors. The Directors and any Advisor of the Corporation shall be deemed to be in a fiduciary relationship to the Corporation and to the Shareholders. Additionally, the Directors shall have a fiduciary duty to the Shareholders to supervise the relationship of the Corporation with the Advisor.

5.12 Extraordinary Actions.  Notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of the holders of Shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.

ARTICLE 6
FEES, COMPENSATION AND EXPENSES

6.1 Reasonable Expenses. The Independent Directors shall determine, from time to time but no less often than annually, whether the total fees and expenses of this Corporation are reasonable in light of the investment performance of this Corporation, its Net Assets, its Net Income, and the fees and expenses of other comparable unaffiliated REITs. Each such determination shall be reflected in the minutes of the meetings of the Board of Directors.

6.2 Organization and Offering Expenses. The Organization and Offering Expenses paid in connection with this Corporation’s formation or the syndication of its Shares shall be reasonable and shall in no event exceed an amount equal to 3.0% of the proceeds raised in an offering.

6.3 Acquisition Fees and Acquisition Expenses.

6.3.1 The total of all Acquisition Fees and Acquisition Expenses shall be reasonable, and shall not exceed an amount equal to 3.0% of the Contract Price of a Property; however, in no event will such total, when combined with all other broker fees related to such acquisition, exceed 6.0% of the Contract Price of such Property or, in the case of a mortgage, 6.0% of the funds advanced.

6.3.2 Notwithstanding the cap on Acquisition Fees and Acquisition Expenses in the immediately preceding provision, a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction may approve fees in excess of these limits if they determine the transaction to be commercially competitive, fair and reasonable to the Corporation.

6.4 Total Operating Expenses.

6.4.1 The Total Operating Expenses of this Corporation shall (in the absence of a satisfactory showing to the contrary) be deemed to be excessive if they exceed in any fiscal year the greater of 2.0% of its average invested Assets or 25% of its Net Income for such year. The Independent Directors shall have the fiduciary responsibility of limiting such expenses to amounts that do not exceed such limitations unless such Independent Directors shall have made a finding that, based on such unusual and non-recurring factors which they deem sufficient, a higher level of expenses is justified for such year. Any such finding and the reasons in support thereof shall be reflected in the minutes of the meeting of the Board of Directors.

6.4.2 Within 60 days after the end of any fiscal quarter of this Corporation for which Total Operating Expenses (for the 12 months then ended) exceeded 2.0% of average invested Assets or 25% of Net Income, whichever is greater, there shall be sent to the Shareholders a written disclosure of such fact, together with an explanation of the factors the Independent Directors considered in arriving at the conclusion that such higher operating expenses were justified.

6.4.3 In the event the Independent Directors do not determine such excess expenses are justified, the Directors shall cause the Advisor to reimburse this Corporation at the end of the 12 month period the amount by which the aggregate annual expenses paid or incurred by the Corporation exceed the limitations herein provided.

6.5 Asset Management Fee. The Corporation will pay its Advisor 0.1% of the total investment value of the Assets monthly. For purposes of this Section 6.5, “total investment value” means, for any period, the total of the aggregate book value of all of the Assets invested, directly or indirectly, in Properties, before reserves for depreciation or bad debts or other similar non-cash reserves.

6.6 Financing Coordination Fee. Other than with respect to any mortgage or other financing related to a Property concurrent with its acquisition, if an Advisor, Director, Sponsor, or any Affiliate provides a substantial amount of the services in connection with the post-acquisition financing or refinancing of any debt that the Corporation obtains relative to a Property or the Corporation, then that Person may receive a financing coordination fee equal to 1.0% of the amount of such financing.

6.7 Property Management Fee. If an Advisor, Director, Sponsor, or any Affiliate provides a substantial amount of the property management services for the Corporation’s Properties, then that Person may receive a property management fee equal to 1.5% of gross revenues from the Properties managed. The Corporation also may reimburse such Person for property-level expenses that it pays or incurs on the Corporation’s behalf, including salaries, bonuses and benefits of Persons employed by such Person, except for the salaries, bonuses and benefits of Persons who also serve as one of the Corporation’s executive officers or as an executive officer of such Person. Such Person may subcontract the performance of its property management duties to third parties and pay all or a portion of its property management fee to the third parties with whom it contracts for these services.

6.8 Leasing Commissions. If a Property or Properties of the Corporation becomes unleased and an Advisor, Director, Sponsor, or any Affiliate provides a substantial amount of the services in connection with the leasing of such Property or Properties to unaffiliated third parties, then that Person may receive a leasing commission equal to 6.0% of the rents due pursuant to such lease for the first ten years of the lease term; provided, however (i) if the term of the lease is less than ten years, such commission percentage will apply to the full term of the lease and (ii) any rents due under a renewal of a lease of an existing tenant upon expiration of the initial lease agreement (including the expiration of any extensions provided for thereunder) shall accrue a commission of 3.0% in lieu of the aforementioned 6.0% commission. To the extent that any unaffiliated real estate broker assists in such leasing services, any compensation paid by the Corporation to an Advisor, Director, Sponsor, or any Affiliate pursuant to this Section 6.8 will be reduced by the amount paid to such unaffiliated real estate broker.

6.9 Real Estate Commissions on Resale of Property. The Corporation may pay the Advisor a real estate commission upon the sale of one or more Properties, in an amount equal to the lesser of (a) one-half of the Competitive Real Estate Commission or (b) three percent of the sales price of such Property or Properties.  Payment of such fee may be made only if the Advisor provides a substantial amount of services in connection with the sale of a Property or Properties, as determined by a majority of the Independent Directors.  In addition, the amount paid when added to all other real estate commissions paid to unaffiliated parties in connection with such sale shall not exceed the lesser of the Competitive Real Estate Commission or an amount equal to six percent of the sales price of such Property or Properties.

6.10 Incentive Fees. The Corporation may pay the Advisor an interest in the gain from the Sale of Assets, for which full consideration is not paid in cash or property of equivalent value, provided the amount or percentage of such interest is reasonable.  Such an interest in gain from the Sale of Assets shall be considered presumptively reasonable if it does not exceed 15% of the balance of such net proceeds remaining after payment to holders of Common Shares, in the aggregate, of an amount equal to 100% of the Invested Capital, plus an amount equal to six percent of the Invested Capital per annum cumulative.  In the case of multiple Advisors, Advisors, and any Affiliate shall be allowed incentive fees provided such fees are distributed by a proportional method reasonably designed to reflect the value added to the Assets by each respective Advisor or any Affiliate.

6.11 Advisor Compensation. The Independent Directors shall determine from time to time and no less often than annually that the compensation which the Corporation contracts to pay to the Advisor is reasonable in relation to the nature and quality of services performed and that such compensation is within the limits prescribed by the NASAA REIT Guidelines. The Independent Directors shall also supervise the performance of the Advisor and the compensation paid to it by the Corporation to determine that the provisions of such contract are being carried out. Each such determination shall be based on the factors set forth below and all other factors such Independent Directors may deem relevant and the findings of such Directors on each of such factors shall be recorded in the minutes of the Board of Directors.

(a)          The size of the advisory fee in relation to the size, composition, and profitability of the Corporation.

(b)          The success of the Advisor in generating opportunities that meet the investment objectives of the Corporation.

(c)          The rates charged to other REITs and to investors other than REITs by advisors performing similar services.

(d)          Additional revenues realized by the Advisor and any Affiliate through their relationship with the Corporation, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by the Corporation or by others with whom the Corporation does business.

(e)          The quality and extent of service and advice furnished by the Advisor.

(f)          The performance of the Assets, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations.

(g)          The quality of the Assets in relationship to the investments generated by the Advisor for its own account.

6.12 Reimbursement Limitation.  The Corporation shall not reimburse the Advisor or its Affiliates for services for which the Advisor or its Affiliates are entitled to compensation in the form of a separate fee.

ARTICLE 7
STOCK

7.1 Authorized Shares. The Corporation has authority to issue 450,000,000 shares of stock, consisting of 400,000,000 shares of common stock, $0.001 par value per share (“Common Shares”), 300,000,000 of which are classified as Class C Common Shares (“Class C Common Shares”) and 100,000,000 of which are classified as Class S Common Shares (“Class S Common Shares”), and 50,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Shares”). The aggregate par value of all authorized shares of stock having par value is $450,000.00. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Sections 7.1.1, 7.1.2 or 7.1.3, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the Shareholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue. Upon payment of consideration for and issuance of any shares of stock, such shares shall be non-assessable.

7.1.1 Common Shares.

(a)          General.  The Common Shares shall be subject to the express terms of any series of Preferred Shares. The Board of Directors may classify or reclassify any unissued Common Shares from time to time into one or more classes or series of stock; provided, however, that the voting rights per Share (other than any publicly held Share) sold in a private offering shall not exceed the voting rights which bear the same relationship to the voting rights of a publicly held Share as the consideration paid to the Corporation for each privately offered Share bears to the book value of each outstanding publicly held Share.  Upon the listing of a class of Common Shares for trading on a national securities exchange, each Share of any class of Common Shares that is not so listed shall automatically and without any action on the part of the holder thereof convert into a number of Shares of the listed class of Common Shares equal to a fraction, the numerator of which is the net asset value of the Corporation allocable to each Share of the applicable non-listed class of Common Shares and the denominator of which is the net asset value of the Corporation allocable to each Share of the listed class of Common Shares.

(b)          Voting Rights.  Each Common Share shall entitle the holder thereof to one vote per share on all matters upon which Shareholders are entitled to vote pursuant to Section 10.2. Except as may be provided otherwise in the Charter, and subject to the express terms of any class or series of shares of Preferred Shares, each holder of a Class S Common Share shall vote together with the holders of all Class C Common Shares.

(i)          The holders of Class C Common Shares shall have exclusive voting rights on any amendment to the Charter that would alter only the contract rights of the Class C Common Shares and no holders of any other class or series of shares of stock of the Corporation shall be entitled to vote thereon.  The holders of Class C Common Shares shall have no right to vote on any amendment to the Charter (including the terms of the Class S Common Shares) that would alter only the contract rights of the Class S Common Shares.

(ii)         The holders of Class S Common Shares shall have exclusive voting rights on any amendment to the Charter that would alter only the contract rights of the Class S Common Shares and no holders of any other class or series of shares of stock of the Corporation shall be entitled to vote thereon.  The holders of Class S Common Shares shall have no right to vote on any amendment to the Charter (including the terms of the Class C Common Shares) that would alter only the contract rights of the Class C Common Shares.

(c)          Distributions.  Subject to Section 7.12, holders of the then outstanding Common Shares shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment thereof, dividends and other Distributions.  Dividends and other Distributions shall be made with respect to the Class C Common Shares and Class S Common Shares at the same time.

(i)          The dividends and other Distributions with respect to Class C Common Shares may vary from dividends and other distributions with respect to each other class of stock of the Corporation to reflect, among other things, differences among the net asset values per share of each such class or series and to such extent and for such purposes as the Board of Directors may deem appropriate. The dividends and other Distributions with respect to Class C Common Shares may vary among the holders of Class C Common Shares to account for differences in the fees and expenses that may be payable to selling agents with respect to such Class C Common Shares.

(ii)          The dividends and other Distributions with respect to Class S Common Shares may vary from dividends and other distributions with respect to each other class of stock of the Corporation to reflect, among other things, differences among the net asset values per share of each such class or series and to such extent and for such purposes as the Board of Directors may deem appropriate. The dividends and other Distributions with respect to Class S Common Shares may vary among the holders of Class S Common Shares to account for differences in the fees and expenses that may be payable to selling agents with respect to such Class S Common Shares.

7.1.2 Preferred Shares. The Board of Directors may approve the issuance of Preferred Shares and classify any unissued shares of Preferred Shares and reclassify any previously classified but unissued shares of Preferred Shares of any series from time to time, into one or more classes or series of stock. The designation of the rights and preference of Preferred Shares, and the issuance of Preferred Shares, must be approved by a majority of the Corporation’s Independent Directors who do not have an interest in the transaction. The Independent Directors are authorized to consult with counsel for the Corporation or independent counsel at the expense of the Corporation before deciding whether to approve the issuance of Preferred Shares.

7.1.3 Classified or Reclassified Shares. Prior to the issuance of classified or reclassified shares of any class or series of stock, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of this ARTICLE 7 and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions (including, without limitation, restrictions on transferability), limitations as to dividends or other Distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 7.1.3 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document.

7.2 Issuance of Shares Without Certificates. Unless otherwise provided by the Board of Directors, the Corporation shall not issue stock certificates. The Corporation shall continue to treat the holder of uncertificated capital stock registered on its stock ledger as the owner of the shares noted therein until the new owner delivers a properly executed form provided by the Corporation for that purpose. With respect to any shares of capital stock that are issued without certificates, information regarding restrictions on the transferability of such shares that would otherwise be required by the MGCL to appear on the stock certificates will instead be furnished to Shareholders upon request and without charge.

7.3 Charter and Bylaws. The rights of all Shareholders and the terms of all shares of capital stock of the Corporation are subject to the provisions of the Charter and the Bylaws.

7.4 Tax on Disqualified Organizations. To the extent that the Corporation incurs any tax pursuant to Section 860E(e)(6) of the Code as the result of any “excess inclusion” income (within the meaning of Section 860E of the Code) of the Corporation allocable to a “disqualified organization” (as defined in Section 860E(e)(5) of the Code) that holds Common Shares or Preferred Shares in record name, the Corporation shall reduce the Distributions payable to any such “disqualified organization” in the manner described in Treasury Regulations Section 1.860E-2(b)(4), by reducing from one or more Distributions to be paid to such Shareholder an amount equal to the tax incurred by the Corporation pursuant to Section 860E(e)(6) as a result of such Shareholder’s stock ownership.

7.5 Dividend Reinvestment Plans. The Board of Directors may establish, from time to time, a dividend reinvestment plan or plans. Under any dividend reinvestment plan, (a) all material information regarding dividends to the Shareholders and the effect of reinvesting such dividends, including the tax consequences thereof, shall be provided to the Shareholders not less often than annually, and (b) each Shareholder participating in such plan shall have a reasonable opportunity to withdraw from the plan not less often than annually after receipt of the information required in clause (a) above.

7.6 Share Repurchase Plans. The Board of Directors may establish, from time to time, a share repurchase plan or plans if it does not impair the capital or operations of the Corporation; however, the Corporation is not obligated to repurchase shares. The Sponsor, Advisor, Directors or their Affiliates are prohibited from receiving a fee on the repurchase of the shares by the Corporation.

7.7 Restrictions on Ownership and Transfer of Shares.

7.7.1  Ownership Limitations.  Prior to the Restriction Termination Date, but subject to Section 5.8:

(a)          Basic Restrictions.

(i)          (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)          No Person shall Beneficially or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii)        Any Transfer of Shares that, if effective, would result in Shares being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(b)          Transfer in Trust.  If any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 7.7.1(a)(i) or (ii),

(i)          then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.7.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically Transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.7.10, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or

(ii)          if the Transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.7.1(a)(i) or (ii), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 7.7.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

To the extent that, upon a transfer of Shares pursuant to this Section 7.7.1(b), a violation of any provision of this Section 7.7 would nonetheless be continuing (for example where the ownership of Shares by a single Charitable Trust would violate the 100 stockholder requirement applicable to REITs), then Shares shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of this Section 7.7.

7.7.2  Remedies for Breach.  If the Board of Directors or its designee shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 7.7.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 7.7.1 (whether or not such violation is intended), the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem Shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 7.7.1 shall automatically result in the Transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or its designee.

7.7.3  Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 7.7.1(a), or any Person who would have owned Shares that resulted in a Transfer to the Charitable Trust pursuant to the provisions of Section 7.7.1(b), shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

7.7.4  Owners Required To Provide Information.  Prior to the Restriction Termination Date:

(a)          every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held.  Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit, the Common Share Ownership Limit and the other restrictions set forth herein; and

(b)          each Person who is a Beneficial or Constructive Owner of Shares and each Person (including the Shareholder of record) who is holding Shares for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

7.7.5  Remedies Not Limited.  Subject to Section 5.8, nothing contained in this Section 7.7 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its Shareholders in preserving the Corporation’s status as a REIT.

7.7.6  Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 7.7 or any definition contained in Article 3, the Board of Directors may determine the application of the provisions of this Section 7.7 with respect to any situation based on the facts known to it.  In the event Section 7.7 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors may determine the action to be taken so long as such action is not contrary to the provisions of Article 3 or Section 7.7.  Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7.7.2) acquired Beneficial Ownership or Constructive Ownership of Shares in violation of Section 7.7.1, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.

7.7.7  Exceptions.

(a)          Subject to Section 7.7.1(a)(ii), the Board of Directors may exempt (prospectively or retroactively) a Person from the Aggregate Share Ownership Limit and the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i)          the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary for the Board to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of such Shares will violate Section 7.7.1(a)(ii);

(ii)          such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the judgment of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

(iii)          such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.7.1 through 7.7.6) will result in such Shares being automatically Transferred to a Charitable Trust in accordance with Sections 7.7.1(b) and 7.7.10.

(b)          Prior to granting any exception pursuant to Section 7.7.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.  Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)          Subject to Section 7.7.1(a)(ii), an underwriter which participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d)          The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder:  (i) with the written consent of such Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit.

7.7.8  Increase or Decrease in Aggregate Share Ownership and Common Share Ownership Limits.  Subject to Section 7.7.1(a)(ii), the Board of Directors may from time to time increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for one or more Persons and increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for all other Persons.  No decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit will be effective for any Person whose percentage of ownership in Shares is in excess of such decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit, as applicable, until such time as such Person’s percentage of ownership in Shares equals or falls below the decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit, but any further acquisition of Shares in excess of such percentage ownership of Shares will be in violation of the Common Share Ownership Limit and/or Aggregate Share Ownership Limit and, provided further, that the new Common Share Ownership Limit and/or Aggregate Share Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Shares.

7.7.9  Legend.  Any certificate representing Shares shall bear substantially the following legend:

The Shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to certain further restrictions and except as expressly provided in the Corporation’s charter, (i) no Person may Beneficially or Constructively Own Common Shares in excess of 9.8% (in value or number of Common Shares) of the outstanding Common Shares unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Shares in excess of 9.8% of the value of the total outstanding Shares, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Shares that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) any Transfer of Shares that, if effective, would result in Shares being beneficially owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.  Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Shares which cause or will cause a Person to Beneficially or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Corporation in writing (or, in the case of an attempted transaction, give at least 15 days prior written notice).  If any of the restrictions on Transfer or ownership as set forth in (i), (ii) or (iii) above are violated, the Shares in excess or in violation of the above limitations will be automatically Transferred to a Charitable Trust for the benefit of one or more Charitable Beneficiaries.  In addition, the Corporation may redeem Shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above.  Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described in (i), (ii) or (iii) above may be void ab initio.  All capitalized terms in this legend have the meanings defined in the Corporation’s charter, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Shares on request and without charge.  Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a Shareholder on request and without charge.  In the case of uncertificated Shares, the Corporation will send the holder of such Shares, on request and without charge, a written statement of the information otherwise required on certificates.

7.7.10  Transfer of Shares in Trust.

(a)          Ownership in Trust.  Upon any purported Transfer or other event described in Section 7.7.1(b) that would result in a Transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been Transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such Transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Charitable Trust pursuant to Section 7.7.1(b).  The Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.7.10(f).

(b)          Status of Shares Held by the Charitable Trustee.  Shares held by the Charitable Trustee shall continue to be issued and outstanding Shares.  The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee.  The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other Distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust.

(c)          Dividend and Voting Rights.  The Charitable Trustee shall have all voting rights and rights to dividends or other Distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other Distribution paid prior to the discovery by the Corporation that Shares have been Transferred to the Charitable Trustee shall be paid by the recipient of such dividend or other Distribution to the Charitable Trustee upon demand and any dividend or other Distribution authorized but unpaid shall be paid when due to the Charitable Trustee.  Any dividends or other Distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Shares have been Transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that Shares have been Transferred to the Charitable Trustee and (b) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Charitable Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Section 7.7, until the Corporation has received notification that Shares have been Transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other Shareholder records for purposes of preparing lists of Shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of Shareholders.

(d)          Sale of Shares by Charitable Trustee.  Within 20 days of receiving notice from the Corporation that Shares have been Transferred to the Charitable Trust, the Charitable Trustee shall sell the Shares held in the Charitable Trust to a Person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 7.7.1(a).  Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.7.10(d).  The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (b) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Charitable Trust.  The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.7.10(c).  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that Shares have been Transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.7.10(d), such excess shall be paid to the Charitable Trustee upon demand.

(e)          Purchase Right in Shares Transferred to the Charitable Trustee.  Shares Transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per Share equal to the lesser of (a) the price per Share in the transaction that resulted in such Transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (b) the Market Price on the date the Corporation, or its designee, accepts such offer.  The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 7.7.10(d).  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.  The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.7.10(c).  The Corporation may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary.

(f)          Designation of Charitable Beneficiaries.  By written notice to the Charitable Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (a) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.7.1(a) in the hands of such Charitable Beneficiary and (b) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

7.7.11  NYSE Transactions.  Nothing in this Section 7.7 shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 7.7 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 7.7.

7.7.12  Enforcement.  The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section 7.7.

7.7.13  Non-Waiver.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

7.8 Management of Money and Property Received for Shares. The Directors shall manage all money and property received for the issuance of shares for the benefit of the Shareholders of the Corporation.

7.9 Reports to Shareholders. The Corporation shall prepare and distribute to each Shareholder as of a record date after the end of the fiscal year and each holder of other publicly held securities of the Corporation within 120 days after the end of the fiscal year to which it relates an annual report for each fiscal year, which shall include:

7.9.1 financial statements prepared in accordance with generally accepted accounting principles (GAAP) that are audited and reported on by the Corporation’s independent certified public accountants;

7.9.2 the ratio of the costs of raising capital during the year to the capital raised;

7.9.3 the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Corporation’s Advisor and any Affiliates of the Advisor by the Corporation or third parties doing business with the Corporation during the year;

7.9.4 the Corporation’s Total Operating Expenses for the year stated as a percentage of average invested Assets and as a percentage of Net Income;

7.9.5 report from the Independent Directors that the Corporation’s policies are in the best interests of the Shareholders and the basis for such determination; and

7.9.6 a separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving the Corporation and its Advisor, a Director or any Affiliate thereof during the year, which disclosure has been examined and commented upon in the report by the Independent Directors with regard to the fairness of such transactions.

7.10 Distribution Reports. The Board of Directors, including the Independent Directors, are required to take such steps as necessary to cause to be prepared and mailed or delivered to each Shareholder, with respect to any Distribution to Shareholders of income or capital Assets, a written statement disclosing the source of the funds distributed. If, at the time of Distribution, this information is not available, a written explanation of the relevant circumstances will accompany the Distribution, and the written statement disclosing the source of the funds Distributed will be sent to the Shareholders not later than 60 days after the close of the fiscal year in which the distribution was made.

7.11 Access to Records.

7.11.1 Any Shareholder and any designated representative thereof shall be permitted access to the records of the Corporation to which it is entitled under applicable law at all reasonable times, and may inspect and copy any of them for a reasonable charge.  Inspection of the Corporation’s books and records by the office or agency administering the securities laws of a jurisdiction shall be provided upon reasonable notice and during normal business hours.

7.11.2  As a part of the Corporation’s books and records, it will maintain at its principal office an alphabetical list of the names of the Shareholders, along with their addresses and telephone numbers and the number of Common Shares held by each of them. The Corporation will update this Shareholder list at least quarterly and it is available for inspection at its principal office by a Shareholder or his or her designated agent upon request of the Shareholder. The Corporation will also mail this list to any Shareholder within ten days of receipt of his or her request. The copy of the list shall be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than ten-point type).  The Corporation may impose a reasonable charge for expenses incurred in reproducing such list. Shareholders, however, may not sell or use this list for commercial purposes. The purposes for which Shareholders may request this list include matters relating to their voting rights and the exercise of Shareholder rights under federal proxy laws.

7.11.3 If the Corporation’s Advisor or Board of Directors neglects or refuses to exhibit, produce or mail a copy of the Shareholder list as requested, the Advisor and/or Board, as the case may be, shall be liable to the Shareholder requesting the list for the costs, including reasonable attorneys’ fees, incurred by that Shareholder for compelling the production of the Shareholder list and any actual damages suffered by any Shareholder for the neglect or refusal to produce the list. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Shareholder list is not for a proper purpose but is instead for the purpose of securing such list of Shareholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Shareholder relative to the affairs of the Corporation. The Corporation may require that the Shareholder requesting the Shareholder list represent that the request is not for a commercial purpose unrelated to the Shareholder’s interest in the Corporation. The remedies provided by this Section to Shareholders requesting copies of the Shareholder list are in addition to, and do not in any way limit, other remedies available to Shareholders under federal law, or the law of any state.

7.12 Distributions.  The Board of Directors may from time to time authorize the Corporation to declare and pay to Shareholders such dividends or other Distributions in cash or other Assets or in securities of the Corporation, including in shares of one class payable to holders of shares of another class, or from any other source as the Board of Directors in its discretion shall determine.  The Board of Directors shall endeavor to authorize the Corporation to declare and pay such dividends and other Distributions as shall be necessary for the Corporation to qualify as a REIT under the Code; provided, however, Shareholders shall have no right to any dividend or other Distribution unless and until authorized by the Board of Directors and declared by the Corporation.  The exercise of the powers and rights of the Board of Directors pursuant to this Section 7.12 shall be subject to the provisions of any class or series of stock of the Corporation at the time outstanding.  The receipt by any Person in whose name any shares are registered on the records of the Corporation or by his or her duly authorized agent shall be a sufficient discharge for all dividends or other Distributions payable or deliverable in respect of such shares and from all liability to see to the application thereof.  Distributions in kind shall not be permitted, except for Distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for the dissolution of the Corporation and the liquidation of its Assets in accordance with the terms of the Charter or Distributions in which (a) the Board of Directors advises each Shareholder of the risks associated with direct ownership of the Property, (b) the Board of Directors offers each Shareholder the election of receiving such in-kind Distributions and (c) in-kind Distributions are made only to those Shareholders that accept such offer.

7.13  Suitability of Shareholders.  Until Listing, the following provisions shall apply:

7.13.1  Investor Suitability Standards.  Subject to suitability standards established by individual states, to become a Shareholder, if such prospective Shareholder is an individual (including an individual beneficiary of a purchasing individual retirement account), or if the prospective Shareholder is a fiduciary (such as a trustee of a trust or corporate pension or profit sharing plan, or other tax-exempt organization, or a custodian under a Uniform Gifts to Minors Act), such individual or fiduciary, as the case may be, must represent to the Corporation, among other requirements as the Corporation may require from time to time:

(a)          that such individual (or, in the case of a fiduciary, that the fiduciary account or the donor who directly or indirectly supplies the funds to purchase the Shares) has a minimum annual gross income of $70,000 and a net worth (excluding home, furnishings and automobiles) of not less than $70,000; or

(b)          that such individual (or, in the case of a fiduciary, that the fiduciary account or the donor who directly or indirectly supplies the funds to purchase the Shares) has a net worth (excluding home, furnishings and automobiles) of not less than $250,000.

7.13.2            Determination of Suitability of Sale.  The Sponsor and each Person selling Common Shares on behalf of the Corporation shall make every reasonable effort to determine that the purchase of Common Shares by a Shareholder is a suitable and appropriate investment for such Shareholder.  In making this determination, the Sponsor and each Person selling Common Shares on behalf of the Corporation shall ascertain that the prospective Shareholder:  (a) meets the minimum income and net worth standards established for the Corporation; (b) can reasonably benefit from the Corporation based on the prospective Shareholder’s overall investment objectives and portfolio structure; (c) is able to bear the economic risk of the investment based on the prospective Shareholder’s overall financial situation; and (d) has apparent understanding of (i) the fundamental risks of the investment; (ii) the risk that the Shareholder may lose the entire investment; (iii) the lack of liquidity of the Common Shares; (iv) the restrictions on transferability of the Common Shares; and (v) the tax consequences of the investment.

The Sponsor and each Person selling Common Shares on behalf of the Corporation shall make this determination with respect to each prospective Shareholder on the basis of information it has obtained from such prospective Shareholder.  Relevant information for this purpose will include at least the age, investment objectives, investment experiences, income, net worth, financial situation and other investments of the prospective Shareholder, as well as any other pertinent factors.

The Sponsor and each Person selling Common Shares on behalf of the Corporation shall maintain records of the information used to determine that an investment in Common Shares is suitable and appropriate for a Shareholder.  The Sponsor and each Person selling Common Shares on behalf of the Corporation shall maintain these records for at least six years.

7.13.3   Minimum Investment and Transfer.  Subject to certain individual state requirements and except with respect to the issuance of Common Shares under a dividend reinvestment plan, no initial sale or transfer of Common Shares of less than $500, or such other amount as determined by the Board of Directors, will be permitted.

ARTICLE 8
CONFLICTS OF INTEREST AND INVESTMENT RESTRICTIONS

8.1 Sales and Leases to Corporation. The Corporation shall not purchase or lease property from the Sponsor, Advisor, Director, or any Affiliate thereof, unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction approve the transaction as being fair and reasonable to the Corporation and at a price to the Corporation no greater than the cost of the Asset to such Sponsor, Advisor, Director, or any Affiliate thereof, or if the price to the Corporation is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable. In no event shall the cost of such Asset to the Corporation exceed its current appraised value.

8.2 Sales and Leases to Sponsor, Advisor, Directors, or any Affiliate.

8.2.1 A Sponsor, Advisor, Director, or any Affiliate thereof shall not acquire or lease Assets from the Corporation unless approved by a majority of the Directors (including a majority of the Independent Directors), not otherwise interested in such transaction, as being fair and reasonable to the Corporation.

8.2.2 The Corporation may lease Assets to a Sponsor, Advisor, Director, or any Affiliate thereof only if approved by a majority of the Directors (including a majority of the Independent Directors), not otherwise interested in such transaction, as being fair and reasonable to the Corporation.

8.3 Loans.

8.3.1 No loans may be made by the Corporation to the Sponsor, Advisor, Director, or any Affiliate thereof except mortgages pursuant to Section 8.11.3 or to wholly owned subsidiaries of the Corporation.

8.3.2 The Corporation may not borrow money from the Sponsor, Advisor, Director, or any Affiliate thereof, unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable and no less favorable to the Corporation than loans between unaffiliated parties under the same circumstances.

8.4 Investments.

8.4.1 The Corporation shall not invest in joint ventures with the Sponsor, Advisor, Director, or any Affiliate thereof, unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transactions, approve the transaction as being fair and reasonable to the Corporation and on substantially the same terms and conditions as those received by the other joint venturers.

8.4.2 The Corporation shall not invest in equity securities (other than equity securities that are listed on a national securities exchange or traded in an over-the-counter market), unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable.

8.5 Statement of Objectives. The Independent Directors shall review the investment policies of the Corporation with sufficient frequency and no less often than annually to determine that the policies being followed by the Corporation at any time are in the best interests of its Shareholders. Each such determination and the basis therefor shall be set forth in the minutes of the Board of Directors.

8.6 Multiple Programs. The method for the allocation of the acquisition of Properties by two or more programs of the same Sponsor or Advisor seeking to acquire similar types of assets shall be reasonable. It shall be the duty of the Directors (including the Independent Directors) to insure such method is applied fairly to the Corporation.

8.7 Other Transactions. All other transactions between the Corporation and the Sponsor, Advisor, Director, or any Affiliate thereof, shall require approval by a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transactions as being fair and reasonable to the Corporation and on terms and conditions not less favorable to the Corporation than those available from unaffiliated third parties.

8.8 Appraisal of Real Property. The consideration paid for Real Property acquired by the Corporation shall ordinarily be based on the fair market value of the Property as determined by a majority of the Directors. In cases in which a majority of the Independent Directors so determine, and in all cases in which Assets are acquired from the Advisors, Directors, Sponsors or Affiliates thereof, such fair market value shall be as determined by an Independent Expert selected by the Independent Directors.

8.9 Roll-Up Transaction.

8.9.1 In connection with a proposed Roll-up, an appraisal of all Assets shall be obtained from a competent, Independent Expert. If the appraisal will be included in a prospectus used to offer the securities of a Roll-up Entity, the appraisal shall be filed with the United States Securities and Exchange Commission and any applicable state securities commissioner as an exhibit to the registration statement for the offering. Accordingly, an issuer using the appraisal shall be subject to liability for violation of the Securities Act of 1933, §11, and comparable provisions under state law for any material misrepresentations or material omissions in the appraisal. Assets shall be appraised on a consistent basis. The appraisal shall be based on an evaluation of all relevant information, and shall indicate the value of the Assets as of a date immediately prior to the announcement of the proposed Roll-up transaction. The appraisal shall assume an orderly liquidation of Assets over a 12-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Corporation and its Shareholders. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to the investors in connection with a proposed Roll-up.

8.9.2 In connection with a proposed roll-up, the Person sponsoring the Roll-up shall offer to Shareholders who vote against the proposal the choice of:

(a)          accepting the securities of the Roll-up Entity offered in the proposed Roll-up; or

(b)          one of the following:

(1)          remaining as Shareholders of the Corporation and preserving their interests therein on the same terms and conditions as existed previously; or

(2)          receiving cash in an amount equal to the Shareholders’ pro-rata share of the appraised value of the Net Assets of the Corporation.

8.9.3 The Corporation shall not participate in any proposed roll-up that would result in Shareholders having democracy rights in the roll-up entity that are less than those provided for in Sections 5.6.1, 7.9, 10.1 and 10.2.

8.9.4 The Corporation shall not participate in any proposed Roll-up which includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-up Entity). The Corporation shall not participate in any proposed roll-up which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of Shares held by that investor.

8.9.5 The Corporation shall not participate in any proposed Roll-up in which investors’ rights of access to the records of the Roll-up entity will be less than those provided for under Section 7.11.

8.9.6 The Corporation shall not participate in any proposed Roll-up in which any of the costs of the transaction would be borne by the Corporation if the Roll-up is rejected by the holders of Common Shares.

8.10 Leverage. The aggregate borrowings of the Corporation, if any, secured and unsecured, shall be reasonable in relation to the Net Assets of the Corporation and shall be reviewed by the Board of Directors at least quarterly. The maximum amount of such borrowings in relation to the Net Assets shall, in the absence of a satisfactory showing that higher level of borrowing is appropriate, not exceed 300%. Notwithstanding the foregoing, the aggregate borrowings may exceed such limit if any excess in borrowing over such level is approved by a majority of the Independent Directors. Any excess in borrowing over such 300% level shall be disclosed to the Shareholders in the next quarterly report of the Corporation, along with justification for such excess.

8.11 Restrictions. The Corporation will not engage in any of the following investment practices or activities:

8.11.1 Invest in commodities or commodity future contracts;

8.11.2 Invest more than 10% of its total Assets in Unimproved Real Property or indebtedness secured by a deed of trust or mortgage loans on Unimproved Real Property;

8.11.3  Invest in or make any mortgage unless an appraisal is obtained concerning the underlying Property except for those loans insured or guaranteed by a government or government agency.  In cases in which a majority of Independent Directors so determine, and in all cases in which the transaction is with the Advisor, the Sponsor, any Director or any Affiliate thereof, such appraisal of the underlying Property must be obtained from an Independent Expert.  Such appraisal shall be maintained in the Corporation’s records for at least five years and shall be available for inspection and duplication by any holder of Common Shares for a reasonable charge.  In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or condition of the title must be obtained;

8.11.4 Make or invest in any mortgage, including a construction loan, on any one Property if the aggregate amount of all mortgage loans outstanding on the Property, including the loans of the Corporation, would exceed an amount equal to 85% of the appraised value of the Property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria.  For purposes of this subsection, the “aggregate amount of all mortgage loans outstanding on the Property, including the loans of the Corporation” shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged Property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds five percent per annum of the principal balance of the loan;

8.11.5 Invest in indebtedness secured by a mortgage on Real Property which is subordinate to the lien or other indebtedness of the Advisor, any Director, the Sponsor or any Affiliate of the Corporation.

8.11.6 Invest in indebtedness (“junior debt”) secured by a mortgage on Real Property which is subordinate to the lien of other indebtedness (“senior debt”), except where the amount of such junior debt, plus the outstanding amount of the senior debt, does not exceed 85% of the appraised value of such Property, if after giving effect thereto, the value of all such investments of the Corporation (as shown on the books of the Corporation in accordance with generally accepted accounting principles after all reasonable reserves but before provision for depreciation) would not then exceed 25% of tangible Assets. The value of all investments in junior debt of the Corporation which does not meet the aforementioned requirements would be limited to 10% of the tangible Assets (which would be included within the 25% limitation);

8.11.7 Invest in contracts for the sale of real estate unless such contracts of sale are in recordable form and appropriately recorded in the chain of title;

8.11.8 Engage in any short sale, or borrow, on an unsecured basis unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service that higher level of debt;

8.11.9 Engage in trading, as compared with investment activities;

8.11.10 Acquire securities in any Corporation holding investments or engaging in activities prohibited by this section;

8.11.11 Engage in underwriting or the agency distribution of securities issued by others;

8.11.12 Issue redeemable equity securities;

8.11.13 Issue debt securities unless the historical debt service coverage (in the most recently complete fiscal year) as adjusted for known changes is sufficient to properly service that higher level of debt;

8.11.14 Issue options or warrants to purchase its shares to the Advisor, Sponsor, Directors or any Affiliate thereof except on the same terms as such options or warrants are sold to the general public. The Corporation may issue options or warrants to Persons not so connected with the Corporation but not at exercise prices less than the fair market value of such securities on the date of grant and for consideration (which may include services) that in the judgment of the Independent Directors has a market value less than the value of such option on the date of grant. Options or warrants issuable to the Advisor, Sponsor, Directors or any Affiliate thereof shall not exceed an amount equal to 10% of the outstanding shares of the Corporation on the date of grant of any options or warrants;

8.11.15 Issue equity securities on a deferred payment basis or other similar arrangement; or

8.11.16  Acquire interests or securities in any entity holding investments or engaging in activities prohibited by this Section 8.11 except for investments in which the Corporation holds a non-controlling interest or investments in publicly-traded entities.  For these purposes, a “publicly-traded entity” shall mean any entity having securities listed on a national securities exchange or traded in an over-the-counter market.

ARTICLE 9
AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter are granted subject to this reservation. Except as otherwise provided in the Charter and except for those amendments permitted to be made without Shareholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid if approved by the affirmative vote of Shareholders entitled to cast a majority of all the votes entitled to be cast on the matter, including without limitation, (a) any amendment which would adversely affect the rights, preferences and privileges of the Shareholders and (b) any amendment to Sections 5.1.2, 5.6, 5.9 and 5.11, and Article 8 and this Article 9 (or any other amendment of the Charter that would have the effect of amending such sections).

ARTICLE 10
SHAREHOLDERS

10.1  Meetings.  The Directors, including the Independent Directors, shall take reasonable steps to ensure that there shall be an annual meeting of the Shareholders, to be held on such date and at such time and place as shall be determined by or in the manner prescribed in the Bylaws, at which the Directors shall be elected and any other proper business may be conducted; provided that such annual meeting will be held upon reasonable notice and within a reasonable period (not less than 30 days) following delivery of the annual report.  The holders of a majority of Shares entitled to vote who are present in person or by proxy at an annual meeting at which a quorum is present, may, without the necessity for concurrence by the Board, vote to elect the Directors.  A quorum shall be the presence in person or by proxy of Shareholders entitled to cast at least 50% of all the votes entitled to be cast at such meeting on any matter.  Special meetings of Shareholders may be called in the manner provided in the Bylaws, including by the chief executive officer, the president or the chairman of the board or by a majority of the Directors or a majority of the Independent Directors, and shall be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of Shareholders upon the written request of Shareholders entitled to cast not less than ten percent of all the votes entitled to be cast on such matter at such meeting.  Notice of any special meeting of Shareholders shall be given as provided in the Bylaws.  If the meeting is called by the secretary upon the written request of Shareholders as described in this Section 10.1, notice of the special meeting shall be sent to all Shareholders within ten days of the receipt of the written request and the special meeting shall be held at the time and place specified in the Shareholder request not less than 15 days nor more than 60 days after the delivery of the notice; provided, however, that if no time or place is so specified in the Shareholder request, at such time and place convenient to the Shareholders.  If there are no Directors, the officers of the Corporation shall promptly call a special meeting of the Shareholders entitled to vote for the election of successor Directors.  Any meeting may be adjourned and reconvened as the Board may determine or as otherwise provided in the Bylaws.

10.2  Voting Rights of Shareholders.  Subject to the provisions of any class or series of Shares then outstanding and the mandatory provisions of any applicable laws or regulations, the Shareholders shall be entitled to vote only on the following matters:  (a) election or removal of Directors, without the necessity for concurrence by the Board, as provided in Sections 10.1, 5.1.3 and 5.9; (b) amendment of the Charter as provided in Article 9; (c) dissolution of the Corporation; (d) merger, consolidation or conversion of the Corporation, or the sale or other disposition of all or substantially all of the Assets; (e) if provided by the Bylaws, amendment of the Bylaws to the extent provided in the Bylaws; and (f) such other matters with respect to which the Board of Directors has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Shareholders for approval or ratification.  Without the approval of a majority of the Shares entitled to vote on the matter, the Board may not (i) amend the Charter to adversely affect the rights, preferences and privileges of the Shareholders; (ii) amend provisions of the Charter relating to Director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions; (iii) liquidate or dissolve the Corporation other than before the initial investment in Property; (iv) sell all or substantially all of the Assets other than in the ordinary course of business or as otherwise permitted by law; or (v) cause the merger or similar reorganization of the Corporation except as permitted by law.

10.3  Voting Limitations on Shares Held by the Advisor, Directors and Affiliates.  With respect to Shares owned by the Advisor, any Director or any of their Affiliates, neither the Advisor, nor such Director, nor any of their Affiliates may vote or consent on matters submitted to the Shareholders regarding the removal of the Advisor, such Director or any of their Affiliates or any transaction between the Corporation and any of them.  In determining the requisite percentage in interest of Shares necessary to approve a matter on which the Advisor, such Director and any of their Affiliates may not vote or consent, any Shares owned by any of them shall not be included.

10.4  Tender Offers.  If any Person makes a tender offer, including, without limitation, a “mini-tender” offer, such Person must comply with all of the provisions set forth in Regulation 14D of the Exchange Act, including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent of the outstanding Shares; provided, however, that, unless otherwise required by the Exchange Act, such documents are not required to be filed with the United States Securities and Exchange Commission.  In addition, any such Person must provide notice to the Corporation at least ten business days prior to initiating any such tender offer.  No Shareholder may Transfer any Shares held by such Shareholder to any Person who initiates a tender offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer”) unless such Shareholder shall have first offered such Shares to the Corporation at the tender offer price offered in such Non-Compliant Tender Offer.  In addition, any Person who makes a Non-Compliant Tender Offer shall be responsible for all expenses incurred by the Corporation in connection with the enforcement of the provisions of this Section 10.4, including, without limitation, expenses incurred in connection with the review of all documents related to such tender offer.  In addition to the remedies provided herein, the Corporation may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any Non-Compliant Tender Offer.  This Section 10.4 shall be of no force or effect with respect to any Shares that are then Listed.

THIRD:  The amendment and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH:  The current address of the principal office of the Corporation is as set forth in Article 4 of the foregoing amendment and restatement of the charter.

FIFTH:  The name and address of the Corporation’s current resident agent is as set forth in Article 4 of the foregoing amendment and restatement of the charter.

SIXTH:  The number of directors of the Corporation and the names of those currently in office are as set forth in Article 5 of the foregoing amendment and restatement of the charter.

SEVENTH:  The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 30th day of December, 2019.

ATTEST:		RW HOLDINGS NNN REIT, INC.

/s/ Raymond J. Pacini		/s Aaron S. Halfacre		(SEAL)
Name:		Name:
Title:	Secretary	Title:	President